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Exhibit 10.1

26 July 2002

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into on 26 July 2002, by and between:

(1)
SCHNEIDER ELECTRIC S.A., a company organised and existing in accordance with the laws of France having a corporate capital of €1,922,080,232 and its registered office at 43/45, boulevard Franklin Roosevelt, F-92500 Rueil-Malmaison, France, registered with the Registry of Commerce and Companies of Nanterre under no 542 048 574, duly represented by Juan Pedro Salazar

        (hereinafter referred to as "Schneider" or "Seller"); and

(2)
LUMINA PARENT S.À.R.L., a company organised and existing in accordance with the laws of Luxembourg having a corporate capital of €150,000 and its registered office at 5, boulevard de la Foire L-1528 Luxembourg under noB-87.573, duly represented by Arnaud Desclèves and Domnin de Kerdaniel

        (hereinafter referred to as the "Buyer")

PREAMBLE

Seller has represented to Buyer that it is the owner of the Shares (as defined hereinafter) which it acquired on 9 August 2001 through a public share exchange offer ("Offre Publique d'Echange").

The European Commission has held that the acquisition of the Shares by Seller was not compatible with the European competition rules and in a decision dated 30 January 2002 requested Seller to divest the Shares (as defined hereinafter).

Seller did not conduct any due diligence (except for a due diligence on environmental matters performed by Schneider USA) prior to acquiring the Shares and since the acquisition has neither been able to exercise any control over the business of Legrand nor to gain access to any material information which is not in the public domain.

Seller was not granted any representations or warranties from any of the shareholders of Legrand (as defined hereinafter) prior to or at the time of its acquisition of the Shares.

Buyer has expressed an interest in the Legrand Group (as defined hereinafter) and, after conducting a due diligence review with access to a data room as well as certain management presentations, including a special due diligence report prepared by PriceWaterhouseCoopers, has confirmed its desire to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

This Agreement and the transactions contemplated therein have been approved by the Boards of Directors of Seller, Legrand and Buyer respectively held on 24 June 2002, on 22 July 2002 and 24 July 2002 respectively.

The relevant workers' councils/group's workers' council ("comité d'entreprise / comité de groupe") of Legrand have been informed and consulted in accordance with applicable French laws and regulations in relation to the transactions contemplated in this Agreement and have rendered an opinion on 19 July 2002.

NOW, THEREFORE, Seller and Buyer hereby agree as follows:

1      DEFINITIONS

  The terms defined in this article shall have the following meanings for all purposes of this Agreement:

  1.1
  Agreement shall mean this share purchase agreement including all schedules and annexes hereto.

  1.2
  Banks shall mean the Lenders as this term is defined in the Facilities, copy of such definitions being attached in Schedule 1.2. However, for the purpose of section 10.3, Banks shall mean the Facility Agent as this term is defined in the Facilities (or any one of them).

  1.3
  Business Day means a day on which banks are open for business in France, United Kingdom, Luxembourg and United States (excluding Saturdays, Sundays, or public holidays in any of these countries).

  1.4
  Business MAC has the meaning ascribed to it in section 10.3 (a).

  1.5
  "Cash Equivalent" shall mean for the purpose of sections 8.3 and 8.4 equity securities (a) that are traded on a regulated market of a OECD country and (b) that represent less than 20% of the share capital and voting rights of the issuer at the time the offer from a Third Party is received by Buyer, Buyer's shareholders or any relevant company in the Legrand Group as the case may be.

  1.6
  Closing and Closing Date shall have the meaning ascribed to them in section 4.1 hereof.

  1.7
  Commission's Decision shall mean the decision of the European Commission of 10 October 2001 declaring a concentration between Schneider and Legrand to be incompatible with the common market (Case COMP/M.2283).

  1.8
  Court shall mean the Court of First Instance of the European Communities.

  1.9
  Facilities shall mean the €2,222,000,000 Senior Credit Agreement and/or the €600,000,000 Mezzanine Credit Agreement; and Facility means any one of them.

  1.10
  Financing shall mean debt and equity financing and/or a combination thereof as provided by Buyer's shareholders and the Banks for the financing of the Purchase Price as defined in section 2.2 and refinancing of certain existing debt of the Legrand Group.

  1.11
  Legrand or the Company shall mean LEGRAND S.A., a company incorporated under the laws of France, having its registered office at 128, avenue du Maréchal de Lattre de Tassigny, 87000 Limoges, France, registered with the Registry of Commerce and Companies of Limoges under no 758 501 001.

  1.12
  Legrand Group shall mean Legrand and its Subsidiaries.

  1.13
  Lien shall mean any lien, charge, encumbrance, claim or other security interest, including but not limited to interests arising from options, mortgages, indentures, security agreements or other agreements or obligations whether written or oral.

  1.14
  Main Subsidiaries shall mean Bticino SPA and its direct and indirect subsidiaries (taken as a whole) and Legrand Holding Inc. and its direct and indirect subsidiaries, including the Wiremold Company (taken as a whole).

  1.15
  Market MAC has the meaning ascribed to it in section 10.3 (b).

  1.16
  "Market Value" means (i) the sum of the Closing Price multiplied by the volume of the relevant securities traded on each of the twenty (20) trading days immediately preceding the date of the relevant notice (i.e. for the purpose of section 8.4.1, the date of the RFR Exercise Notice and for purpose of section 8.4.2, the date of the receipt of the Third Party Offer by Buyer or any relevant company within the Legrand Group as the case may be), divided by (ii) the total volume of the relevant securities traded during such twenty (20) trading day period, calculated to two decimal places, where:

  •
  the "Closing Price" is (i) the volume weighted average of trades as provided by the regulated market on which the relevant security is traded in respect of any such trading day (provided that both Parties shall use all reasonable endeavours to obtain such information from the concerned regulated market), or (ii) if such information is not available for each such trading day, the volume weighted average prices on the relevant regulated market as disclosed by an information service provider (Reuter, Bloomberg, etc.) in respect of any such trading day, or (iii) if information referred to in (i) or (ii) above is not available for each such trading day, the closing price; the Closing Price in each case being calculated to two decimal places; and

  •
  the volume of the relevant securities traded is the volume officially reported by the relevant regulated market in respect of any such trading day.

  1.17
  Net Proceeds shall mean the difference between the acquisition price or the subscription price of the shares sold and the price received from the third party purchaser less: (i) all the costs and expenses incurred in connection with such a sale and (ii) the capital gain tax or any other tax paid in connection with such a sale (such tax to be determined taking into account the payment to be made to Seller pursuant to section 8.3).

  1.18
  Party shall mean either Seller or Buyer; and Parties shall mean both of them.

  1.19
  Regulatory Approvals shall mean those compulsory pre-closing approvals to be given by the relevant anti trust authorities, a list of which is set forth in Schedule 3.1 (c) including the approval by the European Commission pursuant to section 2.4 of annex 2 to its decision dated 30 January 2002.

  1.20
  Shares shall mean all and not part of the (i) 21,060,724 shares representing approximately 98.29% of the issued and fully paid ordinary share capital of the Company and (ii) 6,548,139 preferred shares representing approximately 97.5% of the issued and fully paid preferred share capital of the Company.

  1.21
  Schneider Shares shall mean the 3,323,849 shares of Seller owned by Legrand and its subsidiaries.

  1.22
  Subsidiaries shall mean the companies and other entities particulars of which are given in Schedule 1.22.

  1.23
  Trustee shall mean Salustro Reydel Management.

2      PURCHASE AND SALE OF THE SHARES

  2.1
  Subject to all of the terms and conditions of this Agreement, Seller shall sell, assign and transfer the Shares to Buyer and Buyer shall purchase the Shares from Seller, on the Closing Date.

  2.2
  The aggregate purchase price for the Shares payable at Closing shall be € 3,626,971,896.59 (three billion six hundred and twenty-six million nine hundred and seventy one thousand eight hundred and ninety six euros and fifty nine cents) (the"Purchase Price"). Such aggregate purchase price shall be allocated among ordinary shares and preferred shares as follows:

  (a)
  €136.73 (one hundred and thirty six euros and seventy three cents) per ordinary share, i.e. €2,879,632,792.52 for the 21,060,724 ordinary shares: and

  (b)
  €114.13 (one hundred and fourteen euros and thirteen cents) per preferred share, i.e. €747,339,104.07 for the 6,548,139 preferred shares.

3      CONDITIONS PRECEDENT

  3.1
  The obligations of Buyer to complete the purchase of the Shares on the Closing Date are subject to the following conditions:

  (a)
  No injunction, order or judgement shall have been issued by any court of competent jurisdiction or any other government or regulatory authority that prohibits or prevents the consummation of the sale of the Shares.

  (b)
  The Regulatory Approvals have been obtained.

  3.2
  The obligations of Seller to complete the sale of the Shares are subject to the following conditions:

  (a)
  The Regulatory Approvals have been obtained.

  (b)
  No injunction, order or judgement shall have been issued by any court of competent jurisdiction or any other government or regulatory authority that prohibits or prevents the consummation of the sale of the Shares.

    Buyer and Seller shall use their best efforts to do all things necessary to cause all conditions to the consummation of the transactions contemplated in sections 3.1 (b) and 3.2 (a) hereby to be satisfied as promptly as possible, so that Closing (as defined below) may take place in accordance with section 4.1. Without prejudice to the foregoing, it is agreed that all requests and enquiries from any authority shall be dealt with by Seller and Buyer in consultation with each other and Buyer and Seller shall promptly co-operate with and provide all necessary information and assistance reasonably requested by such authority.

  3.3
  If the conditions precedent referred to in section 3.1 above are not fulfilled or waived on or before 10 December 2002, Buyer may, in its sole discretion, terminate this Agreement. The termination of this Agreement as aforesaid shall not give rise to any claim for damages unless the non fulfilment of the conditions precedent is due to a breach by either of the Parties of its obligations under this Agreement.

  3.4
  If the conditions precedent referred to in section 3.2 above are not satisfied or waived on or before 10 December 2002, Seller may, in its sole discretion, terminate this Agreement. The termination of this Agreement as aforesaid shall not give rise to any claim for damages unless the non fulfilment of the conditions precedent is due to a breach by either of the Parties of its obligations under this Agreement.

4      CLOSING

  4.1
  The closing of the purchase of the Shares in accordance with the terms of this Agreement (the "Closing") shall take place at the offices of Linklaters, 25, rue de Marignan, 75008 Paris, or at such other place as may be mutually agreed upon in writing by Buyer and Seller.

    Subject to the satisfaction of the conditions precedent set out in sections 3.1 and 3.2, Closing shall take place on (the "Closing Date") 10 December 2002 or earlier (i) by mutual agreement between Seller and Buyer, or (ii) at the request of Seller at any time on or after 30 September 2002 by giving at least ten (10) Business Days prior notice in writing to Buyer, in which case Seller shall have waived its right to terminate this Agreement under section 10.2, or (iii) at the request of either Buyer or Seller at any time following the decision of the Court which does not annul the Commission's Decision by giving at least ten (10) Business Days prior notice in writing to the other Party.

    If either Buyer or Seller exercise their right to fix the Closing Date at a date earlier than 10 December 2002 under the conditions set forth above, the Closing Date shall be fixed on a day which is a Business Day.

  4.2
  At Closing, Seller shall deliver or shall cause to be delivered, to Buyer the following:

  (a)
  The Shares, in accordance with applicable stock exchange regulations.

  (b)
  The letters of resignation with effect from the Closing Date signed by the directors of Legrand whose names are listed in Schedule 4.2 (b), acknowledging that their rights are fully satisfied and that they waive any right to make any claim or bring any action of any nature whatsoever against Legrand or any of its Subsidiaries.

  (c)
  Certified copies of the minutes of the Boards of Directors of Legrand held on 22 July 2002, and on the Closing Date (i) approving the acquisition of the shares by Buyer, and (ii) accepting the resignations of the directors identified in Section 4.2 (b) above and appointing such persons as Buyer may have notified Seller at least five (5) Business Days prior to the Closing Date.

  (d)
  Certified copies of the minutes of the central workers' council of Legrand that has been informed / consulted with respect to the transactions contemplated in this Agreement, pursuant to the provisions of section L 432-1 of the French Labor Code, and written confirmation from Legrand that these minutes have not been challenged and a certified copy of the minutes of the Board of Directors of Seller approving this Agreement.

  (e)
  A certificate from Seller and from the Company's statutory auditors stating that the amount of dividends paid to Seller prior to Closing Date with respect to the financial year closed on 31 December 2001 does not exceed € 60,170,000 (net of "précompte", if any), as per the provisions of section 5.2.

  (f)
  Any documents that Banks may reasonably require from Legrand or its subsidiaries pursuant to the Facilities documents in order to provide the Financing.

  (g)
  Executed copies of the call and put option agreements set forth in Schedule 8.6 and in Schedule 8.7.

  (h)
  Evidence of the satisfaction by Schneider of its obligations pursuant to section 8.8.

  (i)
  Executed copy of the loan agreement set forth in Schedule 4.2(i) (the "Loan") and evidence that a sum of €150,000,000 has been transferred with value on the Closing Date to the bank account notified by the Buyer as provided for under the Loan.

  4.3
  At Closing, Buyer shall deliver or shall cause to be delivered, to Seller the following:

  (a)
  The payment of the Purchase Price as provided for in Section 2.2 hereof through a wire transfer in same day available funds to an account designated by Seller to Buyer no later than five (5) Business Days before the Closing Date.

  (b)
  Executed copies of the call and put option agreements set forth in Schedule 8.6.

  4.4
  All actions mentioned in sections 4.2 and 4.3 shall be considered as a whole and no action shall be deemed to have taken place unless all other actions shall have taken place.

5      PRINCIPLES GOVERNING THE INTERIM CONDUCT OF THE LEGRAND GROUP BUSINESS

  5.1
  Between the date of execution of this Agreement and the Closing Date, the Legrand Group shall continue to be managed by its management under the supervision of the Trustee in accordance with the provisions of the power of attorney approved by the European Commission, subject to the provisions below.

    The Parties acknowledge that at the date hereof (a) Buyer has received from Seller a hold harmless letter in the form set forth in Schedule 5.1 (a) and (b) the Board of Directors of Legrand has adopted a resolution requesting that all decisions and matters set forth in Schedule 5.1 (c) be submitted to the prior approval of the Board of Directors and requesting the same to be adopted by the Main Subsidiaries and that a representative of Buyer shall have the right to be present at any meeting of the board but shall not have the right to vote on any decision.

    Schedule 5.1 (b) sets forth the power of attorney of the Trustee as amended (i) to provide inter alia that none of the actions or decisions listed in Schedule 5.1 (c) shall be implemented without the prior approval of the Board of Directors of Legrand, (ii) to provide that the Trustee shall undertake not to approve any of the decisions listed in Schedule 5.1 (c) except in accordance with Buyer's instructions and (iii) to permit certain actions to be carried out between the date hereof and the Closing Date to facilitate the financing of the acquisition of the Shares, such as the issue of high yield notes by a company organised by Buyer as contemplated under Section 8.1.

    Seller shall act to the extent of its powers as shareholder of Legrand (having regard to the restrictions imposed on Seller's powers by the European Commission) to ensure compliance by the Trustee with the above. Subject to the above, Seller shall not be responsible for any breach of the obligations of the Trustee and its representatives contemplated in the present section or non compliance by Legrand with Schedule 5.1 (c).

  5.2
  Seller shall be entitled to dividends equal to €60,170,000 (net of "précompte", if any), to be declared and paid by Legrand in 2002 with respect to the financial year closed on 31 December 2001, and for which an interim dividend for an amount of €30,215,051 has been paid on 4 February 2002.

6      REPRESENTATIONS AND WARRANTIES OF SELLER

  Except in the case of representations and warranties made as of a specific date, which shall be deemed made as of such date, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date the following:

  6.1
  Legrand is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

  6.2
  The issued share capital of Legrand is €56,305,874 and is divided into (i) 21,435,408 ordinary shares with a nominal value of €2 each and (ii) 6,717,529 preferred shares with a nominal value of €2 each. Except as set forth in Schedule 6.2, there are no outstanding securities of Legrand or each Subsidiary which are convertible into, or exchangeable for, any shares of capital stock or other securities, subscriptions, options, warrants, conversion rights or other rights entitling any third party to acquire from or sell to Legrand or such Subsidiary respectively any shares of capital stock or other securities of Legrand or such Subsidiary respectively.

  6.3
  Seller is the sole owner of the Shares and has good and valid title thereto and the Shares are free of any Lien.

  6.4
  At Closing, Seller shall deliver to Buyer good and marketable title to all of the Shares, free and clear of any Lien.

  6.5
  Seller is a corporation duly incorporated and validly existing under the laws of France. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement have been duly and validly authorised by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorise this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

  6.6
  There are no actions, claims or other proceedings or investigations pending or threatened against or involving Seller or any of its present Board members or other officers, properties or assets that would, individually or in the aggregate, prevent Seller from consummating the transactions contemplated by the Agreement or affect the validity or enforceability of the Agreement.

  6.7
  To the knowledge of Seller, except for the Regulatory Approvals, no filing with, and no permit, authorisation, consent or approval of, any Governmental Entity or third party, is necessary for the consummation by Seller of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller or any of its Subsidiaries, or (ii) violate any agreement, order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller, any of its Subsidiaries or any of their properties or assets.

  6.8
  There are no written agreements (other than agreements disclosed in the data room and made available to Buyer and trading agreements entered into in the normal course of business) between Seller and its affiliates and the Legrand Group.

  6.9
  As at the date hereof, Seller has no knowledge of any fact or event relating to the Legrand Group not disclosed in the data room, during the management presentations or in the special due diligence report prepared by PriceWaterhouseCoopers (aside from facts resulting from general economic or market conditions in the markets in which the Legrand Group operates which are in the public domain) which have or are reasonably expected to have a material adverse effect on the Legrand Group, Legrand or any of its Main Subsidiaries.

    For the purpose of this section 6.9, Seller's knowledge means the knowledge of Seller's Executive Committee members and all the other persons set forth in Schedule 6.9 hereby.

  6.10
  Without prejudice to the rights granted to Buyer pursuant to French law and in particular pursuant to article 1116 of French Civil Code, there are no representations and warranties, whether express or implied, other than those expressly set forth in sections 6.1 to 6.9 herein above. For the avoidance of doubt, Seller makes no representation as to the special due diligence report prepared by PriceWaterhouseCoopers mentioned in the preamble.

7      REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer represents and warrants to Seller as follows:

  7.1
  Buyer is a corporation duly incorporated and validly existing under the laws of its state of incorporation. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorised by Buyer's Board of Directors and no other corporate proceedings on the part of Buyer are necessary to authorise this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

  7.2
  There are no actions, claims or other proceedings or investigations pending or threatened against or involving Buyer or any of its present Board members or other officers, properties or assets that would, individually or in the aggregate, prevent Buyer from consummating the transactions contemplated by the Agreement or affect the validity or enforceability of the Agreement.

  7.3
  To the knowledge of Buyer, except for the Regulatory Approvals, no filing with, and no permit, authorisation, consent or approval of, any Governmental Entity, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof shall (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer or any of its subsidiaries, or (ii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, except in the case of violations, breaches or defaults which shall not, in the aggregate, constitute a material adverse effect on the assets, business, prospects and financial conditions of Buyer and which shall not prevent or delay the consummation of the transactions contemplated hereby.

  7.4
  Financing: Buyer has obtained from reputable financing banks the Facilities and irrevocable undertakings from the equity providers, as set forth in Schedule 7.4 hereto, to provide the Financing as at the Closing Date. Buyer undertakes (as promptly as practicable in light of the circumstances) to satisfy, and cause the satisfaction of, the conditions precedent for draw down under the Facilities which are under its control.

8      COVENANTS

  8.1
  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

    Seller shall use its best efforts to procure that the Trustee causes the Legrand Group to give full access to Buyer, the Banks and their respective advisors to the premises, representatives, employees, books, records and accounts of the Legrand Group in order to facilitate the implementation of the Financing. In particular, Seller agrees to use its best efforts (acknowledging that Seller has no control over Legrand and that a Trustee is in charge of managing Seller's interest in Legrand subject to the provisions of section 5) to cause Legrand to take all steps which may be necessary, appropriate or desirable to enable a company organised by Buyer to offer high yield notes ("High Yield Notes") in the international capital markets and, in respect thereof, to have the High Yield Notes registered with the U.S. Securities and Exchange Commission as soon as possible following the date hereof, including the preparation of all necessary financials and participation of the management in rating agency presentations, investor "roadshows" and other aspects of the marketing effort as may be customary and appropriate.

  8.2
  At Closing Buyer shall commit to buy all the Shares in accordance with article 5-4-1 of the "Réglement Général du Conseil des Marchés Financiers".

  8.3
  Buyer hereby agrees to procure payment by its shareholders of an amount equal to 25% of the Net Proceeds received by the shareholders of Buyer on any sale of Buyer shares to Third Parties which would result in that Third Party acquiring Control of Legrand (the "Additional Payment") provided that an agreement is concluded, in any form, for such transfer within 12 months after the Closing Date (the "Additional Period"), regardless of whether the transfer effectively takes place at a later date. For the purpose of this section 8.3., Buyer shall promptly notify Seller of the conclusion of any agreement for such transfer, with all reasonable detail regarding the transfer, including the price per share, and pay the Additional Payment, or procure payment by its shareholders of the Additional Payment, within thirty days of the transfer being completed. The above provisions of this section 8.3 shall not apply to any sale pursuant to a public offering or to any transaction for a consideration which is not wholly in cash or in Cash Equivalent.

    The value of the Cash Equivalent which shall be taken into account for the calculation of the Net Proceeds (the "Fair Market Value") shall be jointly determined by the Parties. Failing such joint determination within a ten (10) Business Day period from the notification made by the Buyer pursuant to this section 8.3, the Fair Market Value of the Cash Equivalent shall be determined by an expert (the "Expert"), pursuant to the procedure set forth in Schedule 8.3 hereto.

    In the event that a Third Party acquires the control of Legrand through an acquisition of shares of Legrand (and not shares of Buyer), under the terms and conditions described above, then the above provision shall apply mutadis mutandis and the Additional Payment shall be determined as if the shares of Buyer had been sold.

    For the purpose of this section 8.3:

    •
    "Control" shall have the meaning set forth in Section L. 233-3 of the French Commercial Code (excluding paragraph III);

    •
    for the avoidance of doubt, when used in this section 8.3, the terms "Third Party" or "Third Parties" shall not include any entity controlled by Buyer, which controls Buyer or which is under common control with Buyer.

  8.4
  Right of First Refusal—Right of First Offer

  8.4.1
  Right of First Refusal

      Buyer hereby agrees to grant Seller a right of first refusal (the "Right of First Refusal") with respect to any sale to a Third Party of Eligible Assets pursuant to an Eligible Transaction during the RFR Eligible Period, under the terms and conditions set out below.

      Prior to completing any sale of Eligible Asset to a Third Party, Buyer shall notify Seller of such a proposed sale in a written notice (the "RFR Notice") setting forth:

      •
      the Eligible Assets to be sold to the proposed Third Party transferee (the "Transferred Eligible Assets");

      •
      the main terms and conditions (including price) of the offer made by the proposed Third Party.

      Seller shall have thirty (30) days from the date of receipt of the RFR Notice to send a notice to Buyer indicating whether it exercises its Right of First Refusal and acquire all the Transferred Eligible Assets (and not part only) under the terms and conditions set out in the RFR Notice (the "RFR Exercise Notice").

      During the above thirty (30) day period, Buyer shall give reasonable access to Seller to information essential for Seller to exercise its Right of First Refusal, such a reasonable access being deemed satisfied if Seller has had access to information (in a timely fashion within the above thirty (30) day period) substantially similar to the information given to the proposed Third Party transferee. Should Legrand decide not to make available to Seller material confidential information given to the proposed Third Party transferee, Seller may be authorised to provide that the terms and conditions of the RFR Exercise Notice are subject to a review of the said confidential information. In such a case, Seller must confirm the acquisition of the Transferred Eligible Assets pursuant to the RFR Exercise Notice within seven (7) days from the receipt of the said confidential information, failing which it shall be deemed to have waived its Right of First Refusal in respect of the Transferred Eligible Assets.

      In the event that Seller sends the RFR Exercise Notice within the above time period, the Parties shall as soon as possible (and in any event no later than ten (10) days from receipt of the RFR Exercise Notice by Buyer) execute an agreement (the "Acquisition Agreement") for the acquisition of the Transferred Eligible Assets containing the same terms and conditions as in the RFR Notice, save that: (i) the acquisition by Seller shall be for a consideration wholly in cash (if Buyer has retained a third party offer which provides for a consideration which is in whole or in part in Cash Equivalent, the equivalent in cash shall be deemed equal to the Market Value of the Cash Equivalent) and (ii) the acquisition by Seller shall not be subject to any conditions precedent other than the receipt by Seller of compulsory pre-closing regulatory approvals.

      In the event that Seller waives its Right of First Refusal (either explicitly, or implicitly by failing to send the RFR Exercise Notice within the above time period or to enter into the Acquisition Agreement as provided above), Buyer shall be free to sell the Transferred Eligible Assets to any Third Party of its choice with no restriction whatsoever, provided that: (i) Buyer enters with a Third Party into an agreement for the sale of the Transferred Eligible Assets within six (6) months from the date on which Seller has waived (or is deemed to have waived) its Right of First Refusal (failing which the rights of Seller hereunder with respect to the Transferred Eligible Assets will be reinstated and the above-mentioned procedure will need to be repeated provided that the sale of the Transferred Eligible Assets takes place during the RFR Eligible Period) and (ii) the sale is made at a price which is not less than the price set out in the RFR Notice and under other terms and conditions which are substantially similar to the terms and conditions set forth in the RFR Notice.

      In the event that any person, or group of persons acting in concert, acquire the control of Seller, Seller shall cease to benefit from the Right of First Refusal with immediate effect (including with respect to Eligible Transactions for which the procedure has been commenced at the time the control is changed). For the purpose hereof, the control of Seller is deemed to have been acquired at the time the control (as defined by section L. 233-3 of the French Commercial Code, except for paragraph III) is effectively acquired by any person (or group of persons acting in concert) and also at the time the board of directors of Seller (or any relevant management body) recommends a tender offer made by a person or a group of persons acting in concert.

      It is hereby specified that the Right of First Refusal shall apply only to a transfer of Transferred Eligible Assets to a Third Party pursuant to an Eligible Transaction during the Eligible Period. For the purpose of this section 8.4:

      •
      "Eligible Assets" means a business as a going concern ("fonds de commerce") or the shares of an entity representing more than 50% of the share capital and voting rights of that entity, which in both cases is owned by Legrand directly or indirectly (through any Subsidiary in which Legrand owns more than 50% of the share capital and voting rights), and which based on the latest available audited accounts or, where appropriate, on pro forma accounts prepared by the statutory auditors of Legrand or of the relevant Subsidiary represent an annual turnover of at least fifty million euros (€ 50,000,000); it is specified that any business as a going concern or entity for which there exists agreements in force at the date hereof which prevent Legrand or any of its Subsidiary to sell the Transferred Eligible Assets to Seller shall not be considered as Eligible Assets (the list of such agreements shall be disclosed to Seller within forty five (45) days from the Closing Date);

      •
      "RFR Eligible Period" means a period of 12 months from the Closing Date, it being specified that if a RFR Notice is submitted to Seller within this period, Seller shall be granted a thirty (30) day period to deliver a RFR Exercise Notice, even though such a thirty (30) day period may expire after the period of 12 months from the Closing Date;

      •
      "Eligible Transaction" means any transaction which provides for a consideration wholly in cash or in cash and/or Cash Equivalent; it is specified that any offer for sale, sale or acquisition of Eligible Assets by banks, other lenders or any other person pursuant to the exercise of security interests granted to such banks or lenders shall not be considered as an Eligible Transaction;

      •
      "Third Party" means any person or entity which is not a Subsidiary or, which at the time the Eligible Transaction is proposed to be completed, is not an entity controlled by Buyer, which controls Buyer or which is under common control with Buyer;

      •
      Any reference to Buyer shall be deemed to include a reference to its relevant affiliate for which Buyer undertakes ("se porte fort") hereunder.

      It is further understood that in the event that an Eligible Transaction is made with a person or entity which is not a Third Party, Buyer shall cause that person or entity to be bound by the provisions of this section 8.4.1.

    8.4.2
    Right of First Offer

      Buyer hereby agrees to grant Seller a right of first offer (the "Right of First Offer") with respect to any sale to a Third Party of Eligible Assets pursuant to an Eligible Transaction during the RFO Eligible Period, under the terms and conditions set out below.

      Prior to undertaking any disposal process with Third Parties for the sale of Eligible Assets, Buyer shall send to Seller a written notice (the "RFO Notice") identifying the Eligible Assets that Buyer intends to sell (the "Relevant Eligible Assets").

      Seller shall have thirty days (30) days from the date of the RFO Notice to submit in writing to Buyer a Binding Offer for the acquisition of the Relevant Eligible Assets.

      During the above thirty (30) day period, Buyer shall give reasonable access to Seller to information essential for Seller to exercise its Right of First Offer. Should Legrand decide not to make available to Seller material confidential information given to the proposed Third Party transferees, Seller may be authorised to provide that the terms and conditions of the Binding Offer are subject to a review of the said confidential information. In such a case, Seller must confirm the acquisition of the Relevant Eligible Assets pursuant to the Binding Offer within seven (7) days from the receipt of the said confidential information, failing which it shall be deemed to have waived its Right of First Offer in respect of the Relevant Eligible Assets.

      In the event that Seller waives its Right of First Offer (explicitly, or implicitly by failing to submit the Binding Offer within the above time period), Buyer shall be free to sell the Relevant Eligible Assets to any Third Party of its choice with no restriction whatsoever. If, within six (6) months from the date Seller has waived its Right of First Offer or from the date Seller has submitted a Binding Offer, Buyer does not enter into an agreement with a Third Party for the sale of the Relevant Eligible Assets, the rights of Seller hereunder with respect to the Relevant Eligible Assets shall be reinstated and the above-mentioned procedure will need to be repeated by Buyer (provided that the transfer of the Relevant Eligible Assets takes place within the RFO Eligible Period).

      In the event that Buyer notifies Seller of its acceptance of the Binding Offer within two (2) months of the Binding Offer, Seller and Buyer shall as soon as possible (and in any event no later than fifteen (15) days from acceptance by Buyer of the Binding Offer) enter into an agreement for the acquisition of the Relevant Eligible Assets under the terms and conditions of the Binding Offer.

      Buyer shall not be permitted to complete the sale of the Relevant Eligible Assets with a Third Party (other than Seller):

      •
      before the expiry of the above thirty day (30) time period following the receipt by Seller of the RFO Notice; and

      •
      if a Binding Offer has been submitted by Seller as provided above, for a price (taking into account any price adjustment or any vendor's loan) which is less or equal than the price offered by Seller under the Binding Offer (if the price offered by the Third Party is in whole or in part in Cash Equivalent, the equivalent in cash shall be determined on the basis of the Market Value of the Cash Equivalent).

      It is hereby specified that the above restrictions shall cease to have any effect after the RFO Eligible Period, unless a RFO Notice has been submitted to Seller more than six (6) months after the beginning of the RFO Eligible Period and Buyer has submitted a Binding Offer within the above thirty (30) day time period, in which case the above restrictions will continue to apply for a period of six (6) months after the day the RFO Notice is submitted and in no event later than three (3) months after the RFO Eligible Period.

      In the event that any person, or group of persons acting in concert, acquire the control of Seller, Seller shall cease to benefit from the Right of First Offer with immediate effect (including with respect to Eligible Transactions for which the procedure has been commenced at the time the control is changed). For the purpose hereof, the control of Seller is deemed to have been acquired at the time the control (as defined by section L. 233-3 of the French Commercial Code, except for paragraph III) is effectively acquired by any person (or group of persons acting in concert) and also at the time the board of directors of Seller (or any relevant management body) recommends a tender offer made by a person or a group of persons acting in concert.

      It is hereby specified that the above Right of First Offer shall apply only to sale of Relevant Eligible Assets to a Third Party pursuant to an Eligible Transaction during the RFO Eligible Period, it being further specified that the Right of First Offer shall not apply to the extent that the Right of First Refusal applies. For the purpose of this section 8.5:

      •
      "Binding Offer" shall mean (i) an offer which is made by Seller and which is binding and not subject to any condition precedent whatsoever other than compulsory pre-closing regulatory approvals, (ii) an offer which is valid for a period of at least two (2) months from its receipt by Buyer and (iii) an offer which provides for a consideration which is wholly in cash and fully payable at the closing of the relevant transaction;

      •
      "Eligible Assets" means a business as a going concern ("fonds de commerce") or the shares of an entity representing more than 50% of the share capital and voting rights of that entity, which in both cases is owned by Legrand directly or indirectly (through any Subsidiary in which Legrand owns more than 50% of the share capital and voting rights), and which based on the latest available audited accounts or, where appropriate, on pro forma accounts prepared by the statutory auditors of Legrand or of the relevant Subsidiaries represent an annual turnover of at least fifty million euros (€50,000,000); it is specified that any business as a going concern or entity for which there exists agreements in force as at the date hereof which prevent Legrand or any of its Subsidiary to sell the Relevant Eligible Assets to Seller shall not be considered as Eligible Assets (the list of such agreements shall be disclosed to Seller within forty five (45) days from the Closing Date);

      •
      "Eligible Transaction" means any transaction which provides for a consideration wholly in cash or in cash and/or Cash Equivalent; it is specified that any acquisition of Eligible Assets by banks, other lenders or any other person pursuant to the exercise of their security interest shall not be considered as an Eligible Transaction;

      •
      "RFO Eligible Period" means a period of twelve (12) months commencing on the first anniversary of the Closing Date;

      •
      "Third Party" means any person or entity which is not a Subsidiary or, which at the time the Eligible Transaction is proposed to be completed, is not an entity controlled by Buyer, which controls Buyer or which is under common control with Buyer;

      •
      Any reference to Buyer shall be deemed to include a reference to its relevant affiliate for which Buyer undertakes ("se porte fort") hereunder.

      It is further understood that in the event that an Eligible Transaction is made with a person or entity which is not a Third Party, Buyer shall cause such person or entity to be bound by the provisions of this section 8.4.2.

  8.5
  For a period of 24 months after the Closing Date, Seller shall refrain and shall cause its controlled subsidiaries to refrain from soliciting directly or indirectly or hiring any Key Employee of Legrand Group provided that the foregoing shall not prevent Seller and/or its subsidiaries from hiring any Key Employee who has been dismissed from the Legrand Group.

    For purposes of this Agreement, Key Employee shall mean any members of the Comité de Direction of Legrand and their direct reports.

  8.6
  The Parties acknowledge that certain holders of stock options granted by Legrand have the right to exchange the ordinary and preferred shares resulting from the exercise of such stock options against Seller's shares pursuant to the undertaking taken by Seller during its public tender offer on Legrand (the "Stock Option Undertaking"). Buyer and Seller agree to enter into a call and put option arrangement in the form set forth in Schedule 8.6 with respect to the Legrand ordinary and/or preferred shares that may be transferred to Schneider pursuant to the Stock Option Undertaking.

    Seller and Buyer shall cooperate in good faith in the best interest of Seller, Legrand and Buyer in order to obtain from each of the holders of stock options granted by Legrand a written release of the Stock Option Undertaking.

  8.7
  Seller agrees to undertake, at the request of Buyer, to acquire shares in Rocky Mountain or Andhers owned by the Legrand Group at an aggregate price of € 54,400,000 (fifty four million and four hundred thousand euros) and, to that effect, to enter into the put option agreement set forth in Schedule 8.7 on the Closing Date.

  8.8
  Seller undertakes, at the request of Buyer with a ten (10) days prior notice in writing, to acquire on the Closing Date the Schneider Shares for a fixed price of €53 per Schneider Share, such a price to be paid in cash and received by the Legrand Group on the Closing Date.

    It is acknowledged and agreed that this section 8.8 forms an integral part of this Agreement.

  8.9
  Seller undertakes, at the request of and on the date notified by Buyer by written notice served to Seller prior to, or as at the Termination Date (as defined in Section 10.2 below), to enter into an irrevocable undertaking in favour of the High Yield Notes holders (or a trustee, agent or other representative of them) in the form set out in Schedule 8.9 (the "Undertaking") providing for:

  (i)
  in circumstances where the Termination Right is exercised by Seller, payment of all sums due to the holders of High Yield Notes, subject to a maximum of € 20,000,000 (twenty million euros) (it being agreed that any payment under the Undertaking will be deducted from the maximum amount of Fees and Expenses referred to in section 10.2.2 (b) below); and

    (ii)
    in circumstances where the Court annuls the Commission's Decision and Closing does not take place as provided under this Agreement either (i) by virtue of non-satisfaction of the condition precedent provided for in section 3.1 (a) or section 3.2 (b) (to the extent that it does not concern an injunction caused by, or due to, Buyer only), or (ii) by virtue of the exercise of its termination right by Buyer under section 10.3 (a) or (iii) by virtue of non compliance by Seller of its obligations under section 4.2 of this Agreement, payment of one half (50%) of all sums due to the holders of High Yield Notes, subject to a maximum liability of €7,500,000 (seven million and five hundred thousand euros).

    It is agreed that in the event the Court annuls the Commission's Decision and Seller notifies Buyer within seven (7) days from such date that it requests Closing to take place as provided under the second paragraph of section 4.1, no payment shall be due under paragraph (ii) above.

9      INDEMNIFICATION—REMEDIES

  9.1
  Each of the Parties hereby agrees to fully indemnify the other (hereinafter referred as the "Indemnified Person") from and against any and all losses, liabilities, damages, demands, claims, actions, judgements or causes of action, assessments, costs and expenses (collectively "Losses") resulting from a breach of any of the obligations, representations and warranties made by such Party in this Agreement.

  9.2
  Neither Party shall have any liability under article 9.1. in connection with notices of claims given more than eighteen (18) months after the Closing Date

10    TERMINATION

  10.1
  Termination Events

    This Agreement may, by notice given at or prior to the Closing Date, be terminated:

    (a)
    by mutual consent of Buyer and Seller;

    (b)
    by Seller pursuant to section 10.2 below;

    (c)
    by Buyer pursuant to section 10.3 below.

    If this Agreement terminates it shall thereupon have no further force or effect, without any liability on the part of either Party to the other, save that such termination shall not affect the accrued rights and obligations of the Parties at the date of termination in respect of any prior breach.

  10.2
  Seller's right to terminate

  10.2.1
  Seller may, by written notice served to Buyer on the date and in the conditions specified below, terminate this Agreement if the Court annuls the Commission's Decision (the "Termination Right").

  10.2.2
  As a consideration to the Termination Right as set out above, Seller shall pay to Buyer upon exercise of such a right:

  (a)
  €100,000,000 (one hundred million euros) (the "Termination Fee"); plus

  (b)
  all fees and expenses (plus VAT, if applicable) incurred by Buyer, its affiliates, its direct and indirect shareholders (and their respective affiliates) prior to and until the Termination Date in connection with the acquisition of Legrand and its financing (including, as the case may be, amounts paid or to be paid pursuant to the Undertaking under section 8.9) (the "Fees and Expenses") subject to a cap of €80,000,000 (eighty million euros) on the Fees and Expenses; the Fees and Expenses shall be supported by corresponding invoices or other supporting documentary evidence.

      The Termination Fee and the Fees and Expenses shall be paid without any set off.

    10.2.3
    To be validly exercised, the Termination Right shall be:

    (a)
    exercised by written notice served to Buyer no later than 5 December 2002 (the "Termination Date"); and

    (b)
    accompanied with the payment on the Termination Date of the Termination Fee and the Fees and Expenses, to the extent of the amount of Fees and Expenses communicated to Seller prior to the Termination Date, (less the amounts paid or to be paid pursuant to the Undertaking) by delivery to Buyer of a banker's draft ("chèque de banque") or, as requested by Buyer, by wire transfer to the account designated by Buyer with value on the Termination Date.

      If the Fees and Expenses are not fully ascertained on the Termination Date or if all the Fees and Expenses have not been communicated to Seller prior to the Termination Date, the balance shall be paid by Seller within five (5) Business Days from the request from Buyer, together with the corresponding invoices or other documentary evidence supporting the amount of Fees and Expenses for which payment is requested.

  10.3
  Buyer's right to terminate

    Buyer may, by written notice served to Seller at or prior to the Closing Date, terminate this Agreement:

    (a)
    if any fact(s) or event(s) (other than a deterioration in the economy generally), occur(s) during the period from (and including) the date hereof to (and including) the Closing Date, which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the financial condition, turnover, results, assets, property, business or long term prospects of the Legrand Group ("Business MAC"), or if the Banks notify Buyer that they terminate the Facilities based on the occurrence of a Business MAC (as defined above); or

    (b)
    if there occurs at or prior to the Closing Date a material adverse change or deterioration in financial, banking or capital markets conditions such that the syndication of two thirds (or any part thereof) of the Facilities is or would reasonably be expected to be materially affected ("Market MAC"), or if the Banks notify Buyer that they terminate the Facilities based on the occurrence of a Market MAC (as defined above).

11    WAIVER—REQUIREMENT OF WRITING

  This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a written document signed by the party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the party hereto entitled to the benefit thereof and any term or condition may be modified at any time by an agreement in writing executed by Seller and Buyer.

12    ASSIGNMENT

  This Agreement may not be assigned by Buyer without the prior written consent of Seller except for the assignment (by way of "délégation" or any other means) of the rights of Buyer (including the benefit of the representations and warranties, covenants and possible indemnification) under this Agreement to banks, mutual funds, mezzanine funds and any other financing institutions providing the Financing (or to whom the Financing may be transferred or syndicated prior to or following the Closing), it being understood that such authorised assignment shall not increase Seller's obligations under this Agreement. Seller agrees to execute any deed or other documents requested to be executed by Buyer, Seller and the banks for the purpose of such delegation.

  Furthermore, Buyer may also, without the consent of Seller, assign to any company and in which Buyer owns more than 50% of the share capital and voting rights (used specifically for the acquisition of the Shares) its rights and obligations under this Agreement, provided that until Closing takes place Buyer shall remain jointly and severally liable with the obligations of the assignee and that there shall be no minority shareholders in such company the identity of which may affect the fulfilment of the conditions precedents set forth in Section 3.1 (b) and 3.2 (a).

13    MISCELLANEOUS

  13.1
  Notices

    Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

    if to Seller:

    Mr Juan Pedro Salazar
    c/o Schneider Electric S.A.
    43/45 boulevard Franklin Roosevelt
    92504 Rueil Malmaison
    France
    Fax: +33 1 41 29 71 97
    E-mail: pedro_salazar@mail.schneider.fr

    if to Buyer:

    Mr Arnaud Desclèves
    c/o Wendel Investissement
    89, rue Taitbout
    75009 Paris
    France
    Fax: +33 1 55 31 79 30
    E-mail: a.descleves@cgip.fr

    Mr Edward A. Gilhuly and Mr Domnin de Kerdaniel
    c/o Kohlberg Kravis Roberts & Co. Ltd
    Stirling Square
    London SW1 Y5AD
    Fax: +44 (0) 207376 2941
    E-mail: gilhn@kkr.com
    E-mail: domnin@kkr.com

    or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date of receipt thereof.

    All notices shall be delivered in English.

  13.2
  Integration—Amendment

    This Agreement (including the Annexes attached hereto) constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding, whether oral or written, relating to the subject matter hereof between Seller and Buyer (or any other parties acting on behalf or for the account of Seller or Buyer). The terms of this Agreement cannot be changed, modified, released or discharged orally.

  13.3
  Confidentiality

  13.3.1
  The Parties acknowledge and agree that all confidentiality agreements signed by Buyer, any of its direct or indirect shareholders, any of the financing sources and any of their respective directors, employees, advisers and other representatives (the "Signatories"), in each case, with the Seller, shall cease to have any force or effect as from the Closing Date and that as of such date Seller shall, to the extent permitted by such confidentiality agreement, assign to Buyer the benefit of all such confidentiality agreements and other confidentiality agreements signed by Seller with any other persons in relation to the disposal process of the Legrand Group.

      Seller hereby agrees, as from the date hereof, to release the Signatories from their obligations under the above confidentiality agreements to the extent necessary or advisable for Buyer to perform its obligations and benefit from its rights hereunder and for the financing of the acquisition of the Shares and the refinancing of the Legrand Group, including (without limitation) the issue of the High Yield Bonds (as described in section 8.1 and the syndication of the Facilities).

  13.3.2
  Seller undertakes to keep, and shall procure that its affiliates, advisers, agents or other representatives keep, strictly confidential and not use any information of a confidential nature concerning Legrand and/or any of its Subsidiaries which is in Seller's possession or under Seller's control and, upon the request of Buyer, shall forthwith return to Buyer or destroy all such information to Buyer, without keeping any copies thereof.

      The provisions of this section 13.3.2, which shall terminate two (2) years after the Closing Date or, if applicable, at the date Seller exercises its Termination Right pursuant to section 10.2.1 herein above, are not applicable to information which:

      (a)
      at the date of its communication to Seller or at any time after such date, is in the public domain other than by virtue of communication by Seller or its affiliates, advisers, agents or other representatives in breach of Seller's obligations pursuant to this section 13.3.2, or was independently developed by Seller;

      (b)
      may be communicated to Seller as non-confidential by any person other than Buyer, on conditions that such person is not bound by any confidentiality undertaking granted to Buyer or to Legrand;

      (c)
      shall be disclosed following any written request from any judicial or administrative authority, provided that Seller is legally compelled to comply with such request.

  13.4
  No Claim

    Subject to Closing:

    Seller waives any and all claims that it and/or any of its affiliates may have against the Legrand Group or the Key Employees arising out of, or in connection with, the acquisition of Legrand by Seller.

    Furthermore, to the extent that Seller and/or its affiliates are aware of such claims, Seller waives, and procure that its affiliates waive, any and all claims, which it, or any of its affiliates, may have against the Legrand Group or the Key Employees arising out of, or in connection with, events or circumstances occurring at or prior to the Closing Date, except for claims arising in the ordinary and normal course of the business relationships between Seller and Legrand, such as claims concerning intellectual property or defective products matters.

    Buyer shall cause Legrand to waive all any and all claims that it and/or any of its affiliates and/or its Key Employees may have against the Schneider Group or the Key Employees of the Schneider Group arising out of, or in connection with, the acquisition of Legrand by Seller.

  13.5
  Applicable Law

    This Agreement shall be construed and interpreted in accordance with, and governed by, French Law.

  13.6
  Time Periods

    When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day.

  13.7
  Settlement of Disputes

    The Parties shall use their best efforts to resolve any possible dispute hereunder on an amicable basis. In the absence of such an amicable solution within 30 days following receipt of any notice of dispute, all disputes arising out or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the Paris Commercial Court ("Tribunal de Commerce de Paris").

  13.8
  Headings

    The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

  13.9
  Subject to the provisions of section 10.2.2, each Party to this Agreement shall pay its own costs and expenses (including but not limited to all legal, accounting and other fees) relating to the Agreement, the negotiations thereof and the transactions contemplated by the Agreement. It is however agreed between the Parties that, upon presentation of a duly justified invoice, Buyer shall pay the fees charged by PriceWaterhouseCoopers for the special due diligence report mentioned in the preamble to this Agreement, provided that such fees do not exceed two million seven hundred thousand euros

  13.10
  The Parties shall jointly decide on the timing and wording of any communications by which the employees, other third parties and the public shall be informed about the change of control of Legrand.

  13.11
  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

  The Parties have signed this Agreement at Paris, in 3 original counterparts on the day and date first above written.

For and on behalf	For and on behalf
of Schneider Electric S.A.	of Lumina Parent S.À.R.L.
Mr Juan Pedro Salazar	Mr Arnaud Desclèves and
Mr Domnin de Kerdaniel

QuickLinks

  Exhibit 10.1